UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

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Cape Fear Bank Corporation

(Exact Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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1117 Military Cutoff Road

Wilmington, North Carolina 28405

(910) 509-2000

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

The 2008 Annual Meeting of Shareholders of Cape Fear Bank Corporation will be held at 9:30 a.m. on Tuesday, August 19, 2008, at the University of North Carolina at Wilmington Executive Development Center located at 1241 Military Cutoff Road, Wilmington, North Carolina.

The purposes of the meeting are:

1.	Election of Directors. To elect six (6) directors for one-year terms;

2.	Ratification of Appointment of Independent Accountants. To consider a proposal to ratify the Audit Committee’s appointment of Dixon Hughes PLLC as our independent accountants for 2008; and

3.	Other Business. To transact any other business properly presented for action at the Annual Meeting.

The Board of Directors has fixed the close of business on July 11, 2008 as the record date for determining the shareholders entitled to notice of and to vote at the annual meeting and any adjournment or postponement thereof.

All shareholders are cordially invited to attend the annual meeting in person. However, whether or not you plan to attend the annual meeting in person, you are urged to mark, date, sign and return the enclosed WHITE proxy card as promptly as possible in the postage–prepaid envelope provided to ensure your representation and the presence of a quorum at the annual meeting. If your shares are held in “street name” by a broker or other nominee, we ask that you follow your broker’s or nominee’s directions and give it instructions as to how it should vote your shares.

If you submit your proxy and then decide to attend the annual meeting to vote your shares in person, you may still do so. Your proxy is revocable in accordance with the procedures set forth in the proxy statement. Only shareholders of record as of the close of business on July 11, 2008 are entitled to receive notice of, to attend and to vote at the annual meeting.

Caution: Dissident Group Seeking

To Gain Control of The Company

Please note that Maurice J. Koury, The Maurice and Ann Koury Charitable Trust, The Maurice J. Koury Foundation, Inc., Scott C. Sullivan, Miltom E. Petty, Mort Neblett, Haywood Cochrane, Jr., James S. Mahan III, David Lucht, and Robert Isser (the “Koury Participants”) have provided notice to the Company that they intend to nominate their own slate of nominees for election as directors at the annual meeting and solicit proxies for use at the annual meeting to vote in favor of their own slate in opposition to all of the Board’s nominees named in Proposal No. 1. We do not believe that allowing the Koury Participants to gain control of the Company through the election of their nominees to our Board of Directors is in the best interests of our shareholders.

You may receive proxy solicitation materials from the Koury Participants or other persons or entities affiliated with them, including an opposition proxy statement and proxy card. OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE ELECTION OF ALL OF THE BOARD’S NOMINEES ON THE ENCLOSED WHITE PROXY CARD AND URGES YOU NOT TO SIGN OR RETURN ANY PROXY CARD SENT TO YOU BY THE KOURY PARTICIPANTS. Even if you have previously signed a proxy card sent by the Koury Participants, you have the right to change your vote by using the enclosed WHITE proxy card to vote by signing, dating and returning the enclosed WHITE proxy card in the postage–paid envelope provided. Only the latest dated proxy you submit will be counted. We urge you to disregard any proxy card sent to you by the Koury Participants or any person other than Cape Fear Bank Corporation.

This notice and the enclosed Proxy Statement and form of appointment of proxy are being mailed to our shareholders on or about July 15, 2008.

If you have any questions, please contact Cameron Coburn, Chairman, President and Chief Executive Officer at (910) 509-3901, ccoburn@capefearbank.com, or Betty V. Norris, Senior Vice President and Chief Financial Officer at (910) 509-3914, bnorris@capefearbank.com.

If you need any assistance with voting your WHITE proxy, please contact our proxy solicitor:

Morrow & Co., LLC

470 West Avenue

Stamford, CT 06902

(203) 658-9400

Banks and Brokerage Firms, Please Call: (203) 658-9400

Shareholders Call Toll Free: (800) 662-5200

Email: capefear@morrowco.com

By Order of the Board of Directors

Cameron Coburn
Chairman, President and Chief Executive Officer

1117 Military Cutoff Road

Wilmington, North Carolina 28405

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

General

This Proxy Statement is dated July 15, 2008, and is being furnished to our shareholders by our Board of Directors in connection with our solicitation of appointments of proxy in the enclosed form for use at the 2008 Annual Meeting of our shareholders (the “Annual Meeting”) and at any adjournments or postponements of the meeting. The Annual Meeting will be held at 9:30 a.m. on Tuesday, August 19, 2008, at the University of North Carolina at Wilmington Executive Development Center located at 1241 Military Cutoff Road, Wilmington, North Carolina.

In this Proxy Statement, the terms “you,” “your” and similar terms refer to the shareholder receiving it. The terms “we,” “us,” “our” and similar terms refer to Cape Fear Bank Corporation. Our banking subsidiary, Cape Fear Bank, is referred to as the “Bank.”

We have received notice from Maurice J. Koury, The Maurice and Ann Koury Charitable Trust, The Maurice J. Koury Foundation, Inc., Scott C. Sullivan, Miltom E. Petty, Mort Neblett, Haywood Cochrane, Jr., James S. Mahan III, David Lucht, and Robert Isser (the “Koury Participants”) of their intention to nominate nominees (collectively, the “Koury Nominees”) for election to our Board of Directors at the Annual Meeting.

The Koury Nominees are not endorsed by our Board of Directors. We urge shareholders NOT to vote any proxy card that you may receive from the Koury Participants. Our Board of Directors urges you to vote FOR ALL of our nominees for director: Cameron Coburn, Walter Lee Crouch, Jr., Becky Parker O’Daniell, Craig S. Relan, Jerry D. Sellers and Walter O. Winter.

We are not responsible for the accuracy of any information provided by or relating to the Koury Participants contained in any proxy solicitation materials filed or disseminated by, or on behalf of, the Koury Participants or any other statements that the Koury Participants may otherwise make. The Koury Participants choose which shareholders receive their proxy solicitation materials.

Proposals to be Voted on at the Annual Meeting

At the Annual Meeting, record holders of our common stock will consider and vote on proposals to:

•	elect six directors for one-year terms (see “Proposal 1: Election of Directors” on page 6);

•	ratify the appointment of Dixon Hughes PLLC as our independent accountants for 2008 (see “Proposal 2: Ratification of Independent Accountants” on page 31); and

•	transact any other business properly presented for action at the Annual Meeting.

Our Board of Directors recommends that you vote “FOR” the election of each of the six nominees for director named in this proxy statement, and “FOR” ratification of the appointment of our independent accountants.

How You Can Vote at the Annual Meeting

If your shares of our common stock are held of record in your name, you can vote at the Annual Meeting in one of the following ways.

•	You can attend the Annual Meeting and vote in person

•

You can sign and return to us an appointment of proxy on the WHITE proxy card enclosed with this proxy statement and appoint the “Proxies” named below to vote your shares for you at the meeting, or you can validly appoint another person to vote your shares for you at the meeting.

If your shares of our common stock are held for you in “street name” by a broker or other nominee, then the record holder of your shares is required to vote them for you. You will need to follow the directions your broker or nominee provides you and give it instructions as to how it should vote your shares. Brokers who hold shares in street name for their clients typically have the authority to vote those shares on “routine” proposals when they have not received instructions from the beneficial owners of the shares. However, without specific voting instructions from beneficial owners, brokers generally are not allowed to exercise their voting discretion with respect to the approval of non-routine matters.

Solicitation and Voting of Proxies

A WHITE proxy card is included with this Proxy Statement that provides for you to name four of our executive officers, Betty V. Norris, Lynn M. Burney, R. James MacLaren and A. Mark Tyler, individually or as a group, or any substitute appointed by them to act as your “Proxies” and vote your shares at the Annual Meeting. Please sign and date your WHITE proxy card and return it in the enclosed envelope so that your shares will be represented at the meeting.

If you sign a WHITE proxy card and return it so that we receive it before the Annual Meeting, the shares of our common stock that you hold of record will be voted by the Proxies according to your instructions. If you sign and return a proxy card but do not give any voting instructions, then your shares will be voted by the Proxies “FOR” the election of each of the six nominees for director named in Proposal 1 below and “FOR” Proposal 2 discussed in this Proxy Statement. If you do not return a WHITE proxy card, the Proxies will not have authority to vote for you and shares you hold of record will not be represented or voted at the Annual Meeting unless you attend the meeting in person, or validly appoint another person to vote your shares for you. If, before the Annual Meeting, any nominee named in Proposal 1 becomes unable or unwilling to serve as a director for any reason, the Proxies will have the discretion to vote your shares for a substitute nominee named by our Board of Directors. We are not aware of any other business that will be brought before the Annual Meeting but, if any other matter is properly presented for action by our shareholders, your proxy card will authorize the Proxies to vote your shares according to their best judgment. The Proxies also will be authorized to vote your shares according to their best judgment on matters incident to the conduct of the meeting, including motions to adjourn or postpone the meeting.

Revocation of Proxy Cards; How You Can Change Your Vote

If you are the record holder of your shares and you sign and return a proxy card and later wish to revoke it or to change the voting instructions you gave your proxy, you can do so at any time before the voting takes place at the Annual Meeting.

To change the voting instructions you gave your proxy, you should sign and submit a proxy card dated after the date of your original proxy card and containing your new instructions. Your proxy will follow the last voting instructions they receive from you before the Annual Meeting. If your shares are held in “street name” and you want to change voting instructions you have given to your broker or other nominee, you must follow your broker’s or nominee’s directions.

To revoke your proxy card:

•	you should give our Corporate Secretary a written notice that you want to revoke your proxy card; or

•

you can attend the Annual Meeting and notify our Corporate Secretary that you want to revoke your proxy card and vote your shares in person. Simply attending the Annual Meeting, without notifying our Corporate Secretary, will not revoke your proxy card.

Participants in the Solicitation

Under applicable regulations of the SEC, each of our directors may be deemed to be a “participant” in this proxy solicitation. Please refer to Annex I, “Certain Information Regarding Participants in the Company’s Solicitation of Proxies” for information about our directors who may be deemed to be participants in this solicitation.

Other than the persons described in Annex I, no general class of employee of the Company will be employed to solicit stockholders. However, in the course of their regular duties, employees may be asked to perform clerical or ministerial tasks in furtherance of this solicitation.

Proxy Materials from the Koury Participants

The Koury Participants have provided notice to the Company that they intend to nominate their own slate of nominees for election as directors at the Annual Meeting and solicit proxies for use at the Annual Meeting to vote in favor of their own slate in opposition to all of the Board nominees named in Proposal No. 1. You may receive proxy solicitation materials from the Koury Participants, including an opposition proxy statement and proxy card. OUR BOARD OF DIRECTORS URGES YOU NOT TO SIGN OR RETURN ANY PROXY CARD SENT TO YOU BY THE KOURY PARTICIPANTS. Even if you have previously signed a proxy card sent by the Koury Participants, you have the right to change your vote by following the instructions on the WHITE proxy card to vote by signing, dating and mailing the enclosed WHITE proxy card in the postage–paid envelope provided. Only the latest dated proxy you submit will be counted. We urge you to disregard any proxy card sent to you by the Koury Participants or any person other than Cape Fear Bank Corporation.

Expenses and Method of Solicitation

We will pay all costs of our solicitation of proxy cards for the Annual Meeting, including costs of preparing and mailing this proxy statement. The Bank’s and our directors, officers and employees may solicit proxy cards, personally or by telephone or other methods of communication, but they will not receive any additional compensation from us for doing so. We are requesting that banks, brokers and other custodians, nominees and fiduciaries forward copies of our proxy solicitation materials to their principals and request their voting instructions, and we will reimburse those persons for their expenses in doing so. In addition, the Company has retained Morrow and Co., LLC (“Morrow”) to aid in soliciting proxies for a fee of $45,000 plus expenses. The Company has agreed to indemnify Morrow against certain liabilities, including liabilities arising under the federal securities laws. Morrow has informed the Company that it intends to employ approximately 25 persons to solicit proxies. Our expenses related to the solicitation (in excess of those normally spent for an annual meeting as a result of the proxy contest and excluding salaries and wages of our regular employees) are currently expected to be approximately $483,000, of which $104,300 has been spent to date.

In connection with the solicitation of proxy cards for the Annual Meeting, we have not authorized anyone to give you any information or make any representation not contained in this Proxy Statement. If anyone gives you any other information or makes any other representation to you, you should not rely on it as having been authorized by us.

Record Date and Voting Securities

The close of business on July 11, 2008, is the “Record Date” we are using to determine which of our shareholders are entitled to receive notice of and to vote at the Annual Meeting and how many shares they are entitled to vote. Our voting securities are the 3,841,785 shares of our common stock that were outstanding on the Record Date. You must have been a record holder of our common stock on that date in order to vote at the meeting.

Quorum and Voting Procedures

A quorum must be present for business to be conducted at the Annual Meeting. For all matters to be voted on at the meeting, a quorum will consist of a majority of the outstanding shares of our common stock. Shares represented in person or by proxy at the meeting will be counted for the purpose of determining whether a quorum exists. Once a share is represented for any purpose at the meeting, it will be treated as present for quorum purposes for the remainder of the meeting and for any adjournments or postponements. If you return a valid proxy card or attend the meeting in person, your shares will be counted for purposes of determining whether there is a quorum, even if you abstain from voting. Broker “non-votes” also will be counted in determining whether there is a quorum. Broker “non-votes” will occur if your shares are held by a broker and are voted on one or more matters at the meeting but they are not voted by the broker on a “non-routine” matter because you have not given the broker voting instructions on that matter. If your shares are represented at the meeting with respect to any matter voted on, they will be treated as present with respect to all matters voted on, even if they are not voted on all matters.

You may cast one vote for each share of our common stock you held of record on the Record Date on each director to be elected and on each other matter voted on by shareholders at the Annual Meeting. You may not cumulate your votes in the election of directors.

Vote Required for Approval

Our directors are elected by a plurality of the votes cast in elections. In the election of directors at the Annual Meeting, the six nominees receiving the highest numbers of votes will be elected. For Proposal 2 to be approved, the number of votes cast in person and by proxy in favor of each proposal must exceed the number of votes cast against it. Abstentions and broker non-votes will have no effect in the voting for directors or on Proposal 2.

Recent Developments

As previously disclosed, the Board of Directors delayed the 2008 Annual Meeting from its usual time in May until August to permit the Company to identify and pursue strategic and financial alternatives intended to enhance shareholder value. The Board of Directors is continuing to work with management and its financial advisor, McKinnon & Co., to evaluate the alternatives available to the Company at this time, and to determine the course of action that the Board believes will be in the best interests of its shareholders. As part of this exploration of strategic alternatives, the Board of Directors directed McKinnon & Co. to solicit interest from third parties for a possible sale of the Company and, in addition, to explore financing options.

The Board was hopeful that the identification of the strategic or financial alternatives would be announced prior to the 2008 Annual Meeting. In particular, the Board was hopeful that the substantive discussions that we have had with a financially capable party would lead to a possible sale transaction that could be submitted to the shareholders for their consideration at the 2008 Annual Meeting. Although discussions with this potential acquiror are continuing, it became clear that there would be no agreement that could be submitted to the shareholders in time for the annual shareholder meeting in August. There can be no assurance that the exploration of strategic alternatives will result in any transaction, including the one which we are discussing. However, please be assured that management and the Board are committed to exploring ways to enhance shareholder value.

In the proxy solicitation materials filed by the Koury Participants with the SEC on April 9, 2008, it was suggested that the Board of Directors and current management were unwilling to consider a potential sale of the Company. Beyond selling the Company, the Koury Participants do not offer a plan for improving shareholder value. As the Board is currently exploring strategic alternatives, we believe that current management and the Board of Directors, who are intimately familiar with the Company’s operations and financial conditions, are best suited to identify and implement an appropriate alternative to enhance shareholder value, either in the short term, through a sale of the Company, or the long term, by leading the Company through this difficult economic environment for financial institutions.

PROPOSAL 1:    ELECTION OF DIRECTORS

General

Our Bylaws, as amended, provide that:

•	our Board of Directors consists of such number of directors as may be fixed or changed from time to time by our Board; and

•	if our Board consists of fewer than nine members, directors are to be elected to one-year terms or until their respective successors have been duly elected and qualified.

Nominees

The number of our directors currently is set at six. Based on the recommendations of our Corporate Governance Committee, our six current directors named in the table below have been nominated by our Board of Directors for election at the Annual Meeting for one-year terms.

Name and age	Positions with us and the Bank (1)	Year first elected (2)	Principal occupation and business experience
Cameron Coburn (42)	Chairman, President and Chief Executive Officer	1998	Our executive officer

Walter Lee Crouch, Jr. (52)	Vice Chairman	1998	Realtor/broker, Intracoastal Realty Corporation

Becky Parker O’Daniell (3) (44)	Director	2007	President and Chief Financial Officer, Atlantic Quest Corporation (operates five full service restaurants); certified public accountant

Craig S. Relan (61)	Director	1998	Private investor; retired Vice President and General Manager, Digital Systems Research (1988 to 1996) (ship building and professional engineering)

Jerry D. Sellers (53)	Director	2003	Partner, Sellers Tile Co., Inc. (ceramic tile and stone installation)

Walter O. Winter (67)	Director	1998	Real estate investor; retired engineer, General Electric Corporation (1963 to 1996)

(1)	Listings of the members of committees of our Board are contained below under the heading “Committees of Our Board.”
(2)	Except in the case of Ms. O’Daniell, each nominee first became our director at the time we were incorporated during 2005 as the Bank’s holding company and previously had served as a director of the Bank, and “first elected” refers to the year in which each individual first became a director of the Bank.
(3)	Ms. O’Daniell was appointed as a director during 2007 to fill a vacancy on the Board.

Our Board of Directors recommends that you vote “FOR” each of the six nominees named above. The six nominees receiving the highest numbers of votes will be elected.

Our Board of Directors urges you not to sign or return any proxy card sent to you by the Koury Participants.

CORPORATE GOVERNANCE

Director Independence

Our Board of Directors periodically reviews transactions, relationships and other arrangements involving our directors and determines which of the directors the Board considers to be “independent.” In making those determinations, the Board applies the independence criteria contained in the listing requirements of The Nasdaq Stock Market. Beginning in 2008, the Board has directed our Corporate Governance Committee to assess each outside director’s independence and report its findings to the Board in connection with the Board’s periodic determinations, and to monitor the status of each director on an ongoing basis and inform the Board of changes in factors or circumstances that may affect a director’s ability to exercise independent judgment. The following table lists persons who served as directors during 2007, and all nominees for election as directors at the Annual Meeting, who our Board believes were during their terms of office, and will be if elected, “independent” directors under Nasdaq’s criteria.

Walter Lee Crouch, Jr.	Jerry D. Sellers	Walter O. Winter
Windell Daniels (1)	Becky Parker O’Daniell	J. Davie Waggett (2)
Craig S. Relan

(1)	Mr. Daniels died on April 22, 2008.
(2)	Mr. Waggett resigned from the Board effective during November 2007.

In addition to the specific Nasdaq criteria, in determining the independence of each director the Corporate Governance Committee and the Board consider whether they believe any other transactions, relationships, arrangements or factors (including our directors’ borrowing relationships with the Bank) could impair a director’s ability to exercise independent judgment. There currently are no such other factors known to the Board that it believes affect the independence of our current directors and nominees listed above.

Executive Sessions of Independent Directors

Each quarter, in conjunction with a regular Board meeting, our independent directors meet separately, in an executive session, without management or non-independent directors. At their discretion, our independent directors may also hold separate meetings at any time other than in conjunction with a Board meeting.

Lead Independent Director

Under guidelines adopted by our Corporate Governance Committee, if the Chairman of our Board of Directors also serves as an officer, or otherwise is not an independent director, our independent directors will elect a “Lead Independent Director.” Walter Lee Crouch, Jr., currently serves as our Lead Independent Director. In that role, among other things, he:

•	presides at executive sessions or other separate meetings of independent directors and serves as the liaison between our independent directors and our Chairman and management;

•	consults with the Chairman regarding the schedule, agenda, and information for Board meetings and the quality, quantity and timeliness of information provided to the Board by management; and

•	convenes separate meetings of independent directors as necessary or appropriate.

Our Chairman sets the agenda for each Board meeting with input and advice from the Lead Independent Director, but any matter will be placed on the agenda for a regular or special meeting at the request of the Lead Independent Director.

Attendance by Directors at Meetings

Board of Directors Meetings.    The Bank’s and our Boards of Directors meet jointly. Directors are expected to attend meetings of the Board and meetings of Board committees on which they serve (subject to circumstances which make their absence unavoidable), review briefing materials provided to them in advance of meetings, and actively participate in discussions at meetings and the work of committees on which they serve. During 2007, the Boards met twelve times in regular meetings and six times in special meetings and each of our current directors attended 75% or more of the aggregate number of meetings of the Boards and any committees on which he served.

Annual Meetings.    Attendance by our directors at Annual Meetings of our shareholders gives directors an opportunity to meet, talk with and hear the concerns of shareholders who attend those meetings, and it gives those shareholders access to our directors that they may not have at any other time during the year. Our Board of Directors recognizes that our outside directors have their own business interests and are not our employees, and that it is not always possible for them to attend Annual Meetings. However, our Board’s policy is that attendance by directors at our Annual Meetings is beneficial to us and to our shareholders and that our directors are strongly encouraged to attend each Annual Meeting whenever possible. Each of our six directors then in office attended our last Annual Meeting which was held during May 2007.

Communications with Our Board

Our Board of Directors encourages our shareholders to communicate with it regarding their concerns and other matters related to our business, and the Board has established a process by which you may send written communications to the Board or to one or more individual directors. You may address and mail your communication to our Corporate Secretary at:

Cape Fear Bank Corporation

Attention: Corporate Secretary

1117 Military Cutoff Road

Wilmington, North Carolina 28405

You also may send communication by email to info@capefearbank.com. You should indicate whether your communication is directed to the entire Board of Directors, to a particular committee of the Board or its Chairman, or to one or more individual directors. All communications will be reviewed by our Corporate Secretary and, with the exception of communications our Corporate Secretary considers to be unrelated to our business, forwarded to the intended recipients. Copies of communications from a customer of the Bank relating to a deposit, loan or other financial relationship or transaction also will be forwarded to the department or division most closely associated with the subject of the communication.

Code of Ethics

Our Board of Directors has adopted a Code of Ethics which applies to our directors and all our executive officers. A copy of the Code is posted on the Bank’s Internet website at www.capefearbank.com. Among other things, the Code is intended to promote:

•	honest and ethical conduct;

•	the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	full, fair, accurate, timely and understandable disclosure in reports and documents that we file with the Securities and Exchange Commission and other public communications we make;

•	compliance with governmental laws, rules and regulations;

•	prompt internal reporting of violations of the Code to the Board’s Audit Committee; and

•	accountability for adherence to the Code.

Illegal or unethical behavior, violations of the Code, or accounting or auditing concerns, may be reported, anonymously or otherwise, on our Ethics Hotline by Internet using the “Make a Report” link on our website www.capefearbank.com or by telephone at (888) 327-0091, or you may send them by mail addressed to the Chairman or any other member of our Audit Committee at:

Cape Fear Bank Corporation

1117 Military Cutoff Road

Wilmington, NC 28405

COMMITTEES OF OUR BOARD

General

Our Board of Directors has two independent, standing committees that assist the Board in oversight and governance matters. They are the Audit Committee and the Corporate Governance Committee (that serves as a nominations committee and a compensation committee). Each Committee operates under a written charter approved by our Board that sets out their composition, authority, duties and responsibilities. We believe that each member of those committees is an “independent director” as that term is defined by the listing standards of The Nasdaq Stock Market. A current copy of each Committee’s charter is posted on the Bank’s Internet website at www.capefearbank.com. The current members of each committee are listed in the following table, and the function of and other information about each committee is described in the paragraphs below.

Audit Committee (1)	Corporate Governance Committee (1)
Craig S. Relan—Chairman	W. Lee Crouch, Jr.—Chairman
W. Lee Crouch, Jr.	Craig S. Relan
Becky Parker O’Daniell	Jerry D. Sellers

(1)	Windell Daniels was a member of the Audit Committee until his death during April 2008. J. Davie Waggett was a member of the Audit and Corporate Governance Committees until his resignation from the Board during November 2007.

Audit Committee

Our Audit Committee is a joint committee of the Bank’s and our Boards of Directors. Under its charter, the Committee is responsible for:

•	appointing our independent accountants and approving their compensation and the terms of their engagement;

•	approving services proposed to be provided by our independent accountants, and

•	monitoring and overseeing the quality and integrity of our accounting and financial reporting process and audits of our financial statements.

The Committee reviews various reports from our independent accountants (including the annual audit report on our audited consolidated financial statements), reports we file under the Securities Exchange Act of 1934, and reports of examinations by our regulatory agencies, and it generally oversees our internal audit program. The Committee met eight times during 2007.

Audit Committee Report

Our management is responsible for our financial reporting process, including our system of internal controls and disclosure controls and procedures, and for the preparation of our consolidated financial statements in accordance with accounting principles generally accepted in the United States of America. Our independent accountants are responsible for auditing those financial statements. The Audit Committee oversees and reviews those processes. In connection with the preparation and audit of our consolidated financial statements for 2007, the Audit Committee has:

•	reviewed our audited consolidated financial statements for 2007 and discussed them with management;

•	discussed with our independent accountants the matters required to be discussed by Statement on Auditing Standards No. 61, as amended;

•	received written disclosures and a letter from our independent accountants required by Independence Standards Board Standard No. 1; and

•	discussed the independence of our independent accountants with the accountants.

Based on the above reviews and discussions, the Audit Committee recommended to our Board of Directors that the audited consolidated financial statements be included in our 2007 Annual Report on Form 10-K for filing with the Securities and Exchange Commission.

The Audit Committee:

Craig S. Relan	W. Lee Crouch, Jr.	Becky Parker O’Daniell

Corporate Governance Committee

Function.    Our Corporate Governance Committee is a joint committee of the Bank’s and our Boards. Under its written charter the Committee acts as our Board’s nominations committee and as the compensation committee of both Boards. The Committee met seven times during 2007.

Nominations Committee Functions.    Among its other duties and responsibilities assigned from time to time by the Board, the Corporate Governance Committee functions as a nominations committee of our Board by identifying individuals who are qualified to become directors and recommending candidates to the Board for selection as nominees for election as directors at our Annual Meetings and for appointment to fill vacancies on the Board.

The Committee’s charter provides that it identify and recommend individuals who have high personal and professional integrity, who demonstrate ability and judgment, and who, with other members of the Board, will be effective in collectively serving the long-term interests of our shareholders. Candidates also must satisfy applicable requirements of state and federal banking regulators, and the Committee may develop other criteria or minimum qualifications for use in identifying and evaluating candidates. In identifying candidates to be recommended to the Board of Directors, the Committee considers incumbent directors and candidates suggested by our management or other directors. The Committee also will consider candidates recommended by shareholders. The Committee has not used the services of a third-party search firm. Shareholders who wish to recommend candidates to the Committee should send their recommendations in writing to:

Corporate Governance Committee

Cape Fear Bank Corporation

Attention: Corporate Secretary

1117 Military Cutoff Road

Wilmington, North Carolina 28405

Each recommendation should be accompanied by the following:

•

the full name, address and telephone number of the person making the recommendation, and a statement that the person making the recommendation is a shareholder of record (or, if the person is a beneficial owner of our shares but not a record holder, a statement from the record holder of the shares verifying the number of shares beneficially owned), and a statement as to whether the person making the recommendation has a good faith intention to continue to hold those shares through the date of our next Annual Meeting;

•

the full name, address and telephone number of the candidate being recommended, information regarding the candidate’s beneficial ownership of our equity securities and any business or personal relationship between the candidate and the person making the recommendation, and an explanation of the value or benefit that the person making the recommendation believes that the candidate would provide as a director;

•

a statement signed by the candidate that he or she is aware of and consents to being recommended to the Committee and will provide information the Committee may request in connection with its evaluation of candidates;

•	a description of the candidate’s current principal occupation, business or professional experience, previous employment history, educational background, and any areas of particular expertise;

•

information regarding any business or personal relationships between the candidate and any of our or the Bank’s customers, suppliers, vendors, competitors, directors or officers, affiliated companies, or other persons with any special interest regarding our company or affiliated companies, and any transactions between the candidate and our company or affiliated companies; and

•

any information in addition to the above regarding the candidate that would be required to be included in our proxy statement pursuant to the SEC’s Regulation 14A (including without limitation information regarding legal proceedings in which the candidate has been involved within the past five years).

In order to be considered by the Committee in connection with its recommendations of candidates for selection as nominees for election at an Annual Meeting, a shareholder’s recommendation must be received by the Committee not later than the 120th day prior to the first anniversary of the date that our proxy statement was first mailed to our shareholders in conjunction with our preceding year’s Annual Meeting. Recommendations submitted by shareholders other than in accordance with these procedures will not be considered by the Committee.

The Committee will evaluate candidates recommended by shareholders in a manner similar to its evaluation of other candidates. The Committee will select candidates to be recommended to the Board of Directors each year based on its assessment of, among other things, (1) candidates’ business, personal and educational background and experience, community leadership, independence, geographic location within our service area, and their other qualifications, attributes and potential contributions; (2) the past and future contributions of our current directors, and the value of continuity and prior Board experience; (3) the existence of one or more vacancies on the Board; (4) the need for a director possessing particular attributes or particular experience or expertise; (5) the role of directors in our business development activities; and (6) other factors that it considers relevant, including any specific qualifications the Committee adopts from time to time.

The Corporate Governance Committee recommended to our Board of Directors that our incumbent directors be nominated for reelection at the Annual Meeting for new terms.

Compensation Committee Functions.    The Corporate Governance Committee also functions as a compensation committee of our and the Bank’s Boards and reviews and provides overall guidance to the Boards regarding our executive and director compensation and benefit programs and makes recommendations to the Boards regarding:

•	cash and other compensation paid or provided to our and the Bank’s Chief Executive Officer and other executive officers; and

•	the adoption of new compensation or benefit plans, or changes in existing plans, under which compensation or benefits are or will be paid or provided to those persons.

The Committee also reviews and makes recommendations to the Boards regarding amounts of compensation paid to our directors and, to the extent requested by the Boards, compensation paid (individually or in the aggregate) to other employees of the Bank.

In performing its duties, the Committee may, if it considers it appropriate, delegate any of its responsibilities to a subcommittee. However, any subcommittee must be composed entirely of independent directors. The Committee is authorized to conduct investigations, and to request and consider any information (from management or otherwise) that it believes is necessary, relevant or helpful in its deliberations and in making its recommendations. It may rely on information provided by management without further verification. However, under its charter, when the Committee takes an action, it should exercise independent judgment on an informed basis and in a manner it considers to be in the best interests of our shareholders. In connection with matters relating to the compensation of executive officers other than our Chief Executive Officer, the Committee considers information provided by our Chief Executive Officer about the individual performance of those other officers and his recommendations as to their compensation. After receiving the Committee’s recommendations, the Board makes all final decisions regarding compensation matters.

The Committee may retain the services of outside consultants or its own legal counsel, at our or the Bank’s expense, and on terms (including fees) that it approves. In that regard, in reviewing and approving the compensation of our executive officers, the Committee uses an annual compensation survey of North Carolina-based banking organizations that is prepared by Matthews, Young – Management Consulting, Hillsborough, North Carolina, in collaboration with the North Carolina Bankers Association, and that firm has consulted with the Committee in the past on compensation matters. The Committee also obtains legal services from separate legal counsel, Grady & Associates, Rocky River, Ohio, in connection with the various compensatory plans and agreements described under the heading “Executive Compensation.” That firm also participates in the preparation and review of executive compensation disclosures in our proxy statements.

Other than in an advisory capacity as described above, the Committee’s outside consultants and legal counsel have no role in the actual recommendations made by the Committee to the Boards, or in the Boards’ approval of amounts or arrangements relating to executive compensation. However, they do make recommendations to the Committee in connection with the Committee’s formulation of its recommendations to the full Boards on executive compensation matters.

EXECUTIVE OFFICERS

We consider our six officers listed below to be our and the Bank’s executive officers.

Cameron Coburn, age 42, serves as our Chairman, President and Chief Executive Officer. He has served as Chairman of the Bank’s Board since 2001 and as its President and Chief Executive Officer since 2000. He formed the Bank’s organizing group during 1997 and, prior to his election as President, he had served as Executive Vice President and Chief Operating Officer of the Bank since it was incorporated and began operations during 1998. Prior to his employment with the Bank, Mr. Coburn was employed by United Carolina Bank in Wilmington, North Carolina, from 1992 to 1997, and by RHNB National Bank of North Carolina in Charlotte, North Carolina, from 1989 to 1992.

Betty V. Norris, age 53, serves as our and the Bank’s Senior Vice President, Treasurer and Chief Financial Officer. She has been employed by the Bank since it began operations during 1998. Ms. Norris previously was employed as Vice President and Chief Financial Officer of Peoples Savings Bank, Wilmington, North Carolina, from 1985 to 1996.

Lynn M. Burney, age 61, serves as our and the Bank’s Senior Vice President and Chief Operations Officer. She has been employed by the Bank since it began operations during 1998. Ms. Burney previously was employed by United Carolina Bank in Wilmington, North Carolina, from 1973 to 1997, where she last served as Vice President and Branch Development Support Officer.

R. James MacLaren, age 60, was appointed to serve as our Senior Vice President, and as the Bank’s Senior Vice President and Credit Administrator, during 2006. During February 2007, he became our and the Bank’s Chief Credit Officer. He previously served as the Bank’s First Vice President from 2003 until 2006 and Vice President from 1999 to 2003. He has been employed by the Bank since 1999.

A. Mark Tyler, age 43, was appointed to serve as our Senior Vice President, during December 2006. He has served as the Bank’s Senior Vice President and Business Banking Manager since 2003 and, during February 2007, he became our and the Bank’s Chief Banking Officer. He previously served as the Bank’s Vice President and Business Banking Officer from 1999 to 2003. He has been employed by the Bank since 1999.

Michelle L. Southerland, age 50, serves as our Vice President and Corporate Secretary. She has served as Vice President of the Bank since 2003 and was Assistant Vice President from 2002 to 2003. She has served as Corporate Secretary of the Bank since it began operations in 1998.

EXECUTIVE COMPENSATION

Summary

The following table shows the cash and certain other compensation paid or provided to or deferred by our named executive officers for the 2007 and 2006 calendar years. Our executive officers are compensated by the Bank for their services as its officers, and they receive no separate salaries or other cash compensation from us for their services as our officers. With the exception of our Chief Executive Officer, Cameron Coburn, who is employed under an Employment Agreement as described below, each of the named officers is employed by the Bank on an “at will” basis and subject to reelection as an officer each year, and none of them have employment agreements with us or the Bank. However, as described under the caption “Severance Agreements,” we and the Bank have entered into a Severance Agreement with each of our other executive officers named in the table below which provides for payments to them if their employment terminates under various circumstances within twelve months following a change in control of our company.

SUMMARY COMPENSATION TABLE

Name and Current Principal Position	Year	Salary (2)	Bonus	Option Awards (3)	Non-Equity Incentive Plan Compensation (4)	Nonqualified Deferred Compensation Earnings	All Other Compensation (5)	Total
Cameron Coburn (1) Chairman, President and Chief Executive Officer	2007	$241,625	$-0-	$28,359	$-0-	-0-	$15,376	$285,360
	2006	197,564	100,000	28,359	-0-	-0-	13,673	339,596

Betty V. Norris Senior Vice President and Chief Financial Officer	2007	154,592	-0-	20,624	-0-	-0-	9,450	184,666
	2006	133,375	50,000	20,624	-0-	-0-	8,003	212,002

Lynn M. Burney Senior Vice President and Chief Operations Officer	2007	145,254	-0-	20,624	-0-	-0-	8,225	174,103
	2006	123,750	50,000	20,624	-0-	-0-	7,425	201,799

R. James MacLaren Senior Vice President and Chief Credit Officer	2007	140,647	-0-	3,441	-0-	-0-	8,600	152,688
	2006	115,716	25,000	3,440	-0-	-0-	6,883	151,039

A. Mark Tyler Senior Vice President and Chief Banking Officer	2007	135,494	-0-	4,125	-0-	-0-	8,600	148,219
	2006	115,513	30,000	4,125	-0-	-0-	6,865	156,503

(1)	Mr. Coburn is a member of our Board, but he does not receive any additional cash compensation for service as a director.
(2)	Salary amounts include each officer’s elective deferral under our Section 401(k) plan.
(3)	Reflects the amount of compensation expense, as calculated under SFAS 123R, that we recognized in our financial statements for 2007 relating to all outstanding stock options held by each officer. A discussion of material assumptions made in our valuation of and expense related to outstanding stock options is contained in Notes B and N to our audited consolidated financial statements.
(4)	For 2007, the threshold levels of performance for incentive awards to be paid under our Annual Cash Incentive Plan were not met. As a result, no cash awards were paid to our named executive officers under the plan.
(5)	The amounts listed for 2007 include:

•

for each officer, matching contributions made by the Bank under our Section 401(k) plan as follows: Mr. Coburn—$13,500; Ms. Norris—$9,450; Ms. Burney—$8,225; Mr. MacLaren—$8,600 and Mr. Tyler—$8,600; and

•	for Mr. Coburn, $1,876 in premiums paid by us for a separate disability insurance policy for his benefit.

In addition to compensation paid in cash, from time to time our executive officers receive various personal benefits. None of the named officers received personal benefits during 2007 for which our estimated aggregate incremental cost exceeded $10,000, and the amounts of those benefits are not included in the table. We also provide our officers with group life, health, medical and other insurance coverages that are generally available to all salaried employees, and the cost of the insurance is not included in the table. As described below under the caption “Life Insurance Benefits,” upon the named officers’ deaths their beneficiaries will be entitled to a portion of the death benefits payable under split-dollar life insurance policies that are owned by the Bank and for which it paid lump-sum premiums during 2004. No premiums were paid on those policies during 2007, and no amounts related to those policies are included in the table.

Employment Agreement

Mr. Coburn is employed pursuant to an Employment Agreement which has a “rolling” three-year term. On each anniversary date of the agreement, the term is extended by one additional year unless our Board of Directors gives notice that it will not be extended. Unless sooner terminated, the term of the agreement will end when Mr. Coburn reaches age 55. The agreement provides for:

•	annual base salary, which will be reviewed and must be increased for cost of living increases on an annual basis, and otherwise may be increased at the discretion of the Board;

•	participation in all officer or employee compensation, bonus, incentive and benefit plans in effect from time to time;

•	reimbursement for the cost of disability insurance providing an annual benefit not to exceed $96,000 and an elimination period of no fewer than six months;

•	nomination for election as a director each year; and

•	payment of membership assessments and dues in civic and social clubs mutually agreeable to Mr. Coburn and the Board.

The agreement was amended during 2006 to ensure that payments made under it would be in compliance with Section 409A of the Internal Revenue Code. As part of that amendment, the agreement was updated to reflect Mr. Coburn’s $200,000 base salary rate for 2006 as the minimum base salary payable under the agreement.

If Mr. Coburn’s employment is terminated by us without cause, or if Mr. Coburn terminates his own employment for “good reason,” he will continue to receive salary payments for the unexpired term of the agreement, and we will provide him with continued life and medical insurance coverage for the remaining term or, if earlier, until he reaches age 55, dies, or becomes employed elsewhere. Continued life and medical insurance coverage also will be provided for the remaining term of the agreement following termination of his employment as a result of disability. “Good reason” will exist if, without Mr. Coburn’s consent:

•	his base salary is reduced;

•

his bonus, incentive or other compensation award opportunities under our plans are reduced (unless the reduction is a company-wide reduction that applies to all participants), or his participation in any of our benefit plans is terminated (other than as a result of a change in the law or the loss of tax deductibility of employer contributions);

•	our Board fails to reappoint Mr. Coburn as our Chief Executive Officer, or fails to nominate him for reelection, or to take any other action to cause him to be reelected, as a director;

•	duties are assigned to him that are materially inconsistent with his position as principal executive officer or that represent a reduction in his authority;

•	we fail to obtain an assumption of the agreement by a successor to the Bank in a merger or other reorganization; or

•	our principal office is relocated, or Mr. Coburn is required to relocate his principal work location, by more than 15 miles from its location on the date of the agreement.

No payments will be made under the agreement if Mr. Coburn’s employment is terminated by us for cause or by him without good reason.

If there is a change in control of our holding company or the Bank, Mr. Coburn will be entitled to:

•

a lump-sum payment equal to three times the total of his base salary rate at the time of the change in control plus the amount of any bonuses or incentive compensation earned for the preceding calendar year;

•	continued medical and life insurance coverage for the remaining term of the agreement or, if earlier, until he reaches age 55, dies, or becomes employed elsewhere;

•	immediate vesting of his benefits under any qualified and non-qualified plans in which he participates, unless those plans separately address the effect of a change in control;

•	payment of up to $500,000 in legal expenses he incurs in enforcing his rights if we do not pay our obligations under, or challenge the enforceability of, his agreement after a change in control; and

•

if the payment and acceleration of benefits under other plans or arrangements results in a “parachute payment” that is subject to an excise tax under Sections 280G and 4999 of the Internal Revenue Code, an additional “gross-up payment” equal to the amount of the excise tax he owes, plus the additional amount needed for him to receive the amount of the excise tax net of all income, payroll or other excise taxes.

These change-in-control payments and benefits would be in lieu of any other severance payments provided for in Mr. Coburn’s agreement, and his right to receive the lump-sum payment would not depend on whether his employment is terminated.

Mr. Coburn’s agreement provides that, in general, a “change in control” will have occurred if:

•	a person accumulates ownership of our stock that amounts to more than 50% of the total fair market value or total voting power of our outstanding stock;

•	within a 12-month period a person acquires shares of our stock that amount to 35% or more of the total voting power of our outstanding stock;

•	a majority of our directors are replaced during any 12-month period by persons whose appointment or election is not endorsed in advance by a majority of our directors; or

•	there is a change in ownership of our assets that amounts to 40% or more of the total gross fair market value of all of our assets.

Under the Employment Agreement, Mr. Coburn has agreed not to disclose any confidential or proprietary information regarding our company or the Bank to any other person and that, for a period of one year following a termination of his employment, he may not directly or indirectly compete with the Bank by providing financial products or services on behalf of another financial institution, or assisting another financial institution in providing financial products or services, within a 15-mile radius of any of the Bank’s full-service banking offices. If Mr. Coburn violates the agreement by competing with the Bank during the one-year restriction period, he will forfeit all his rights and retirement benefits under his Salary Continuation Agreement described below, as well as all death benefits under his Endorsement Split-Dollar Agreement described below. However, the restriction on his ability to compete against the Bank will terminate immediately upon a change in control.

The following table lists estimates of aggregate payments and benefits that would have been paid or provided to Mr. Coburn under his Employment Agreement if his employment had terminated under various circumstances, or there had been a change in control, on December 31, 2007.

Type of Termination Event and Description of Payment or Benefit	C. Coburn
INVOLUNTARY TERMINATION WITHOUT CAUSE, OR VOLUNTARY TERMINATION FOR “GOOD REASON,” OTHER THAN AFTER A CHANGE IN CONTROL
Aggregate cash payments (1)	$500,000
Continued insurance coverage (3)	14,114

CHANGE IN CONTROL, WITHOUT REGARD TO TERMINATION OF EMPLOYMENT
Lump-sum cash payment (2)	1,050,000
Continued insurance coverage (3)	14,114
Additional 280G “gross-up” payment (4)	1,201,534

(1)	Reflects the aggregate of monthly payments, based on Mr. Coburn’s annual salary rate of $250,000 that would be made during the remaining term of the Employment Agreement. The term of the agreement is extended by one additional year each January 1. On December 31, 2007, the remaining term was two years, but on the following day it would have been extended by an additional year to three years.
(2)	Does not include any amount for reimbursement of legal expenses. The agreements require us to pay up to $500,000 in legal expenses incurred by Mr. Coburn in enforcing his rights if we do not pay our obligations under, or challenge the enforceability of, the agreement after a change in control.
(3)	Reflects our estimate of the aggregate present value of the cost of continued insurance coverage equivalent to that currently provided to Mr. Coburn that could be obtained in the marketplace for the remaining term of the Employment Agreement. The term of the agreement is extended by one additional year on each January 1. On December 31, 2007, the remaining term was two years but on the following day it would have been extended by an additional year to three years.
(4)	Reflects our estimate of the additional payment that would be made to Mr. Coburn to pay excise taxes under Sections 280G and 4999 of the Internal Revenue Code on “excess parachute payments” to him under all change-in-control arrangements, and to permit him to receive the payment net of income, payroll or other excise taxes.

Plan Based Compensation

We currently have two compensation plans or programs under which we may grant awards from time to time to our executive officers, including our:

•	Omnibus Equity Plan, under which various types of equity-based awards may be granted; and

•	Annual Cash Incentive Award under which additional cash compensation may be paid each year based on our corporate performance.

Equity-Based Awards.    During 2007, we adopted our new Omnibus Equity Plan which is described below. Until that new plan was adopted, we granted options from time to time to our officers and employees to purchase shares of our common stock under our Incentive Stock Option Plan. Each outstanding stock option gave the officer to whom it was granted the right to buy shares of our common stock during a stated period of time (ordinarily ten years) at a fixed price per share equal to the market value of our stock on the date the option was granted. Options were granted under that plan on terms that provided for them to “vest,” or become exercisable, at intervals as to portions of the shares they covered based on a vesting schedule. The options generally terminate 12 months following an officer’s death or disability, or 90 days following an officer’s retirement, involuntary termination without cause, or any termination as a result of a change in control of our company. They terminate immediately following the voluntary termination of an officer’s employment or an involuntary termination for cause. Options granted under the plan do not include any performance-based conditions. The exercise price and vesting schedule for each option was determined by our

Corporate Governance Committee at the time the option was granted. We have also granted stock options to our Chief Executive Officer, Cameron Coburn, under our similar Nonstatutory Stock Option Plan which provided for the grant of options to our directors as described under the caption “Director Compensation.”

At our 2007 Annual Meeting, our shareholders approved the new Omnibus Equity Plan to replace the Incentive Stock Option Plan and Nonstatutory Stock Option Plan. The new plan authorizes the issuance of an aggregate of 243,042 shares of our common stock, as adjusted to reflect the 5% stock dividend we effected during 2007, which includes 89,041 new shares authorized for issuance plus 154,001 shares that, at the time, remained available for new stock option grants under the existing plans, as adjusted for the stock dividend. Because the new plan replaced the two existing plans, no additional awards will be made under the old plans. However, the old plans remain in effect with respect to stock options that had been granted prior to approval of the new plan.

Under the new Omnibus Equity Plan, awards may be granted to officers and employees consisting of either:

•

incentive stock options (the right to purchase shares of our common stock during a stated period at a specified exercise price and under which the employee receives favored tax treatment under Internal Revenue Code Section 422);

•

non-qualified stock options (the right to purchase shares of our common stock during a stated period at a specified exercise price but which does not qualify to be treated as an incentive stock option for tax purposes);

•

restricted stock awards (an award of shares of our common stock that is subject to the risk of forfeiture if specified conditions, usually the employee’s continued employment) are not satisfied by the end of a specified restriction period);

•

performance share awards (an award of shares of our common stock that may be earned based on the extent to which specified corporate or individual goals or other performance criteria are satisfied by the end of a specified measurement period); or

•

stock appreciation rights (an award consisting of the right to receive cash equal to the difference between the fair market value of a specified number of shares of our common stock on the date award is exercised, and a specified aggregate exercise price for those shares).

As described under the caption “Director Compensation,” the Omnibus Equity Plan also authorizes the grant of non-qualified stock options to our directors.

During 2007, no new stock options or other awards were granted to any of our executive officers named in the Summary Compensation Table under the old plans or the new Omnibus Equity Plan, and no previously granted options were exercised by any of them. The following table contains information about all outstanding options held by those named executive officers on December 31, 2007. All of those options were granted in prior years under the old plans.

OUTSTANDING EQUITY AWARDS AT 2007 YEAR END

	Option Awards
Name	Number of Securities Underlying Unexercised Stock Options (Exercisable) (1)		Number of Securities Underlying Unexercised Stock Options (Unexercisable) (1)		Option Exercise Price (1)	Option Expiration Date
Cameron Coburn	34,453	(2)	-0-		$6.68	06/17/09
	12,058	(2)	-0-		6.68	06/17/09
	6,201	(2)	-0-		3.78	02/21/12
	10,335	(2)	-0-		3.78	02/21/12
	5,925		-0-		9.76	07/22/15
	18,949		18,949	(3)	9.76	07/22/15

Betty V. Norris	17,226		-0-		6.68	06/17/09
	6,890		-0-		3.78	02/21/12
	13,781		6,890	(4)	9.76	07/22/15

Lynn M. Burney	17,226		-0-		6.68	06/17/09
	6,890		-0-		3.78	02/21/12
	13,781		6,890	(4)	19.76	07/22/15

R. James MacLaren	2,583		-0-		6.68	06/17/09
	1,033		-0-		3.78	02/21/12
	2,297		1,148	(5)	9.76	07/22/15

A. Mark Tyler	1,033		-0-		3.78	02/21/12
	2,756		1,378	(6)	9.76	07/22/15

(1)	Numbers of shares and exercise prices have been adjusted to reflect stock splits in 2001 and 2005 and 5% stock dividends in 2006 and 2007.
(2)	Since 12/31/07, Mr. Coburn has exercised options to purchase 33,047 of the aggregate of 63,047 shares covered by these four options.
(3)	Exercisable as to 9,474 shares on 7/22/2008 and 9,475 shares on 7/22/2009.
(4)	Exercisable as to 6,890 shares on 07/22/08.
(5)	Exercisable as to 1,148 shares on 07/22/08.
(6)	Exercisable as to 1,378 shares on 07/22/08.

Under the old plans, upon the retirement, death or disability of one of our named executive officers, or the termination of an officer’s employment following a change in control, his or her stock options would be exercisable in full for specified periods of time, notwithstanding any vesting schedule. Without regard to the termination of an officer’s employment, upon a merger of our company, or a statutory share exchange, in which we are not the surviving entity, or a sale of substantially all of our assets, if a provision is not made in the transaction for the assumption of our outstanding stock options by the surviving company, or the exchange of our options for options covering shares of the surviving company’s stock, then our outstanding options will expire upon completion of the transaction, but they will become exercisable in full immediately before the transaction is complete without regard to any vesting schedule.

Annual Cash Incentive Plan.    Under our Annual Cash Incentive Plan, a portion of the cash compensation paid each year to our executive officers and other employees chosen to participate in the plan is tied to the extent to which we achieve goals set by our Board for the year with respect to various measures of performance. For 2007, an incentive award could be paid to each participant, including our executive officers named in the Summary Compensation Table above, equal to:

•

the participant’s “Base Amount,” which was stated as a percentage of the mid-point of his or her salary grade and reflected the maximum incentive award that the participant was eligible to receive, multiplied by

•

a percentage of from 0% to 100% (the “Applicable Percentage”) determined based on the amount by which our 2007 “Pre-Tax, Pre-Incentive Income” (defined as our consolidated earnings, before taxes and before any deduction for the payment of incentive awards under the plan) exceeded a minimum amount for the year, multiplied by

•

a percentage of from 0% to 100% (the “Performance Percentage”) determined based on the extent to which team and/or individual performance goals (“Performance Goals”) assigned to participants, or to groups of participants with similar responsibilities (and expressed as quantitative and/or qualitative measures of company-wide, branch and/or individual performance related to the participants’ duties and responsibilities), were met for the year.

For 2007, the Applicable Percentage would be 0%, meaning that no incentive awards could be earned if Pre-Tax, Pre-Incentive Income was less than $2,210,802. The Applicable Percentage would be 100%, meaning that the maximum incentive awards could be earned, if Pre-Tax, Pre-Incentive Income amounted to $3,106,317 or more.

To calculate the Performance Percentage, a weight, expressed as a percentage, or a range of percentages, was assigned to each Performance Goal. Those percentages were positive numbers in the case of certain Performance Goals, and they were negative numbers (or deductions) in the case of certain other Performance Goals. Each participant’s Performance Percentage would equal the aggregate of the positive percentages related to goals that were met, minus the aggregate of the negative percentages related to goals that were not met. The Performance Goals and weights that applied to our named executive officers for 2007 are listed in the following table.

Performance Goal	Weight
Pre-Tax, Pre-Incentive Income of at least $2,210,802	35%
Increase in non-interest income of 10% to 20%	0% to 25%(1)
Increase in core deposits of 5% to 10%	0% to 30%(1)
Efficiency ratio of from 80% to 75%	0% to 10%(1)
Limit non-performing loans to 0.75% or less of loans	(25%)(2)
Limit charge-offs to not more than 0.5% or less of loans	(25%)(2)
Maintain specified minimum regulatory examination rating	(100%)(2)

(1)	0% applied to the threshold level of the range. The higher percentage applied to the maximum level of the range. Percentages would be extrapolated for results within the range.
(2)	Negative percentages represented deductions if the goal was not met.

Our Corporate Governance Committee had the discretion to increase or decrease the amount of the award paid to any participant as it deemed necessary to meet the purpose of the plan and to pay discretionary bonuses outside the plan. No adjustments to the goals were made for 2007 and no discretionary bonuses were paid.

For 2007, the maximum incentive awards that could have been paid to our named executive officers were: Mr. Coburn—$124,845; Ms. Norris—$76,957; Ms. Burney—$57,567; Mr. MacLaren—$57,567; and Mr. Tyler

—$57,567. However, the threshold levels of performance for incentive awards to be paid under the Annual Cash Incentive Plan were not met. As a result, no cash awards were paid to our named executive officers under the plan.

Retirement Benefits

The Bank has entered into Salary Continuation Agreements with Mr. Coburn, Ms. Norris and Ms. Burney, which are intended to provide them with retirement benefits. Under these agreements, the Bank will make monthly payments to the officers for their lifetimes following their “normal retirement ages” stated in the agreements (55 for Mr. Coburn and 65 for Ms. Norris and Ms. Burney).

Under generally accepted accounting principles, the Bank accrues a liability on its books each year for its obligation to each officer under his or her agreement. These accruals are in amounts such that, at each officer’s normal retirement age, his or her “accrual balance” will equal the then-current present value of the officer’s normal retirement benefits to age 82. Each officer’s accrual balance increases each year by a level principal amount, plus interest computed at an assumed discount rate. The discount rate for 2007 was 6.25% and was changed to 5.40% beginning in 2008. It may be changed from time to time in the future to maintain the rate within reasonable standards under generally accepted accounting principles. An officer’s accrual balance at the time of any termination of employment prior to normal retirement age will be the amount accrued on the Bank’s books at that time for its liability to the officer.

If, before normal retirement age, an officer’s employment terminates for any reason other than for cause or following a change in control, the Bank will make monthly payments to the officer for life in an amount calculated to fully amortize the officer’s accrual balance at the time of termination over a period beginning at the officer’s normal retirement age and ending at age 82 (taking into account interest on that balance during the payment period). Those payments will begin on the later of the first day of (1) the seventh month after termination of the officer’s employment, or (2) the month after the officer reaches normal retirement age.

Following an officer’s death, his or her beneficiaries would receive a lump-sum payment in an amount equal to the officer’s accrual balance at the time of death. An officer’s agreement will terminate automatically, and the officer’s rights to payments will be forfeited, if his or her employment is terminated for cause.

If there is a change in control of the Bank, the agreements will be terminated and the Bank will make a lump-sum payment to each officer. For Mr. Coburn, that payment would equal the projected amount of his accrual balance at his normal retirement age, and, for Ms. Norris, the payment would equal the projected amount of her accrual balance in a future year according to a schedule contained in her agreement. In the case of Ms. Burney, the payments would equal her actual accrual balances as of the date of the change in control. In Mr. Coburn’s case, if that payment or any other payment or acceleration of benefits resulting from the change in control results in a “parachute payment” that is subject to an excise tax under the Internal Revenue Code, the Bank will be obligated to pay him an additional “gross-up payment” equal to (1) the amount of the excise tax he owes on all those payments and benefits, plus (2) the additional amount needed for him to receive the amount of the excise tax net of all income, payroll or other excise taxes. The agreements also provide that the Bank will pay or reimburse up to $500,000 in legal expenses incurred by Mr. Coburn, or up to $100,000 in expenses incurred by each other officer, in enforcing his or her rights if the Bank fails to pay its obligations, or challenges the agreements, after a change in control.

As defined in the agreements, a “change in control” will occur if:

•	a person or group accumulates ownership of our stock that amounts to more than 50% of the total fair market value or total voting power of all our outstanding shares;

•	a person or group acquires within a 12-month period ownership of our stock that amounts to 35% or more of the total voting power of all our outstanding shares;

•	a majority of our Board of Directors are replaced during any 12-month period by directors whose appointment or election is not endorsed in advance by a majority of our board; or

•	a person or group acquires assets from us that amount to 40% or more of the total gross fair market value of all our assets.

The following table contains information about our named executive officers’ benefits under the Salary Continuation Agreements on December 31, 2007.

PENSION BENEFITS

Name	Present Value of Accumulated Benefit (1)	Payments During Last Fiscal Year (2)
Cameron Coburn	$185,422	$-0-
Betty V. Norris	105,799	-0-
Lynn M. Burney	252,281	-0-

(1)

Amounts reflect the present values as of December 31, 2007, of the officers’ accumulated benefits under their agreements at their stated normal retirement ages (Mr. Coburn—55; Ms. Norris—65; and Ms. Burney—65). The amounts are equal to the officers’ “accrual balances” on December 31, 2007, which reflect the total amounts accrued by the Bank for its liability for retirement benefits under APB Opinion No. 12 and SFAS No. 106, based on a level principal payment and interest at an assumed discount rate (6.25% for 2007 and 5.40% beginning in 2008) based on the yield on a 20-year corporate bond rated Aa by Moody’s, rounded to the nearest  1/4%, and assuming that payments will be made following the officer’s normal retirement age until age 82.

(2)	None of the officers have begun receiving payments under their agreements.

The following table lists the actual amounts of payments that would have been made to the named executive officers under their Salary Continuation Agreements if their employment had been terminated under the specified circumstances as of December 31, 2007.

Name	Monthly payment following termination at normal retirement age (1)	Monthly payment following termination or disability before normal retirement age (2)	Lump-sum payment following death (3)	Lump-sum payment following change in control (4)

Cameron Coburn	$10,533	$2,654	$185,422	$1,655,228
Betty V. Norris	6,942	1,800	105,799	243,902
Lynn M. Burney	6,025	2,634	252,281	252,281

(1)	Payments would begin following the officers’ normal retirement ages and be made monthly for life.
(2)	Payment amounts are based on the officers’ actual accrual balances on December 31, 2007. Those payments would begin following the officers’ normal retirement ages and be made monthly for life.
(3)	The lump-sum payment amounts equal the officers’ accrual balances on December 31, 2007.
(4)	Mr. Coburn’s payment amount equals his projected accrual balance at normal retirement age. The payment amounts for the other officers equal their accrual balances on December 31, 2007 or, in the case of Ms. Norris (and as provided in her agreement), her projected accrual balance on December 31, 2010.

Severance Agreements

We have entered into separate Severance Agreements with each of our named executive officers other than Mr. Coburn. Under these agreements, if, within twelve months following a change in control, their employment is terminated by us, or our successor, without cause, or they voluntarily terminate their own employment with “good reason” as defined below, they will be entitled to:

•

lump-sum payments equal to a multiple (two times in the case of, Ms. Norris and Ms. Burney, and one and one-half times in the case of Mr. MacLaren and Mr. Tyler) of the total of their annual base salary rates at the time the change in control becomes effective or on their termination date (whichever is greater), plus the amount of any discretionary cash bonuses paid to them for the calendar year immediately before the year in which the change in control occurs or their employment terminates (whichever is greater);

•	immediate vesting in any qualified and non-qualified plans in which they participate, unless those plans separately address the effect of a change in control; and

•

payment of up to $100,000 in legal expenses incurred by each officer in enforcing his or her rights if we do not pay our obligations under, or challenge the enforceability of, the agreements after a change in control.

“Good reason” includes substantially the same events as are included in that term under in Mr. Coburn’s Employment Agreement. A “change in control” will have occurred if:

•

we merge into another company, or another company merges into us, and, after the transaction, persons who were our shareholders hold less than 50% of the combined voting power of the resulting company;

•	a person becomes the beneficial owner (other than as a fiduciary or in an employee benefit plan) of 25% or more of the combined voting power of our stock;

•

during any two-year period, a majority of our Board of Directors include persons who were not directors at the beginning of that period other than persons who were first nominated or elected by a two-thirds vote of the Board; or

•	we sell substantially all of our assets.

The agreements have initial “rolling” terms of three years and, at the end of each year, they are extended by one additional year unless our Board gives notice that the agreements will not be extended. If not sooner terminated, each of the agreements will terminate when the officer reaches age 65. The agreements do not contain any restrictions on the officers’ ability to compete against us or our successor following termination of their employment in the circumstances described above.

The following table lists estimates of lump-sum payments that would have been made to the named officers under their Severance Agreements if their employment had terminated under various circumstances on December 31, 2007, following a change in control.

Type of Termination Event and Description of Payment or Benefit	B.V. Norris	L.M. Burney	R.J. MacLaren	A.M. Tyler
INVOLUNTARY TERMINATION WITHOUT CAUSE, OR VOLUNTARY TERMINATION FOR “GOOD REASON,” AFTER A CHANGE IN CONTROL
Lump-sum cash payment (1)	$430,000	$380,000	$360,000	$370,000

(1)	Does not include any amount for reimbursement of legal expenses. The agreements require us to pay up to $100,000 in legal expenses incurred by each officer in enforcing his or her rights if we do not pay our obligations under, or challenge the enforceability of, the agreements after a change in control.

Life Insurance Benefits

The Bank has purchased insurance policies on the lives of 14 of its officers, including our named executive officers, and has entered into Endorsement Split Dollar Agreements with each of them. The policies are owned by the Bank. Under the agreements, upon an officer’s death while he or she remains employed by the Bank or after a termination of employment, a portion of the total death benefits under the policies on his or her life will be paid to the officer’s beneficiary. The amount that will be paid to each officer’s beneficiary will be equal to: in the case of Mr. Coburn, the “net death proceeds” of the policies on his life; in the case of Ms. Norris and Ms. Burney, 80% of the “net death proceeds” of the policies on their lives; and, in the case of Mr. MacLaren and Mr. Tyler, a fixed amount of $50,000. The “net death proceeds” of a policy will equal the total death benefit payable under the policy minus the cash surrender value of the policy. The Bank will receive the remainder of the death benefits from each officer’s policies, including the full cash surrender value of the policies. We expect that the portion of the death proceeds paid to the Bank will reimburse it in full for its life insurance investment. During 2004, the Bank made one-time premium payments on the policies as follows: Mr. Coburn—$352,787; Ms. Norris—$363,947; Ms. Burney—$531,061; Mr. MacLaren—$366,783; and Mr. Tyler—$289,942.

If the Bank cancels or surrenders the insurance policies on an officer’s life, or the policies are allowed to lapse, in either case without replacing them, then, upon the officer’s death, the Bank will be required to pay to the officer’s beneficiary the amount that would have been paid under the insurance policies had they not terminated (measured at the time the policies lapsed or were cancelled or surrendered). The Bank also would be required to pay an income tax gross-up benefit to compensate for the fact that death benefits paid by an employer are subject to income taxation while split-dollar insurance death benefits are not taxable.

Each agreement will terminate automatically, and the officer’s rights to benefits payable under it will be forfeited, if, among other events, the officer’s employment is terminated for cause or before he or she has been employed for ten consecutive years (unless the termination results from the officer’s death or disability or occurs after a change in control of the Bank) or if the officer’s rights under his or her Salary Continuation Agreement described above are forfeited.

We also provide life insurance benefits to each of the named executive officers under our group life insurance plan in which all employees participate. Under the group plan, death benefits are payable to a participant’s beneficiaries equal to two times the participant’s annual salary rate at the time of death.

The following table lists estimates of death benefits, calculated as described above, that would have been paid to the named officers’ beneficiaries under the split-dollar life insurance policies if they had died on December 31, 2007.

Type of Termination Event and Description of Payment or Benefit	C. Coburn	B.V. Norris	L.M. Burney	R.J. MacLaren	A.M. Tyler

DEATH
Lump sum payment under split-dollar policies	$902,258	$592,000	$592,000	$50,000	$50,000

DIRECTOR COMPENSATION

General

Directors’ Fees.    Our outside directors serve and are compensated as directors of the Bank, and directors do not receive any additional cash compensation for their services as our directors. During 2007, each outside director received a monthly retainer of $800 for his services. Directors do not receive any additional compensation for attendance at meetings or services as members of Board committees. Mr. Coburn is compensated as an executive officer of the Bank, and he receives no additional cash compensation for his service as a director.

Non-Qualified Elective Income Deferral Plan.    Our outside directors may elect to defer part or all of their fees each year pursuant to Elective Income Deferral Agreements between them and the Bank. Fees deferred by each director are credited to an account on the Bank’s books and become an unsecured obligation of the Bank that earns interest. Interest for each year is credited by the Bank on the last business day of that year at a rate equal to the prime rate reported in the Wall Street Journal on that day, plus 50 basis points. For 2007, the rate at which interest was paid on each director’s deferral account was 7.75%. Directors are 100% vested in their deferred fees at all times. Following the termination of a director’s service for reasons other than death or following a change in control of the Bank, the balance of the Bank’s obligation to the director, including total deferred fees and credited interest, will be paid to the director, either in a single lump sum or in payments over 120 months, at his or her election. Each director elects, in advance, when payment will be made or monthly payments will begin. However, if a director’s service terminates because of disability, payments will begin the following month. If a director dies, whether before or after payments have begun, the balance of his or her deferral account will be paid to the director’s beneficiary. The Bank also may make early payments to directors of the portions of their deferral accounts that our Board, at its discretion, determines are necessary to relieve financial hardships that result from unforeseeable emergencies. Following a change in control of the Bank, the balance of each director’s deferral account will be paid in a single lump sum and, if the Bank fails to make that payment to a director within 30 days, the amount owed by the Bank will increase to 1.5 times the balance of the director’s deferral account unless the payment is prohibited by law, regulation or order of a bank regulatory agency.

Interest will accrue as described above on the balance of each director’s deferral account until it is paid in full. During any period in which monthly payments are being made, interest will be compounded monthly. However, if a director’s service terminates because he or she is not nominated for reelection, or is removed, in either case for cause as described in the agreements, the director will not receive any interest on his or her deferred fees for any period before or after termination of service. The Bank will pay its obligations under the agreements from its general assets. The agreements provide that the Bank will pay or reimburse up to $100,000 in legal expenses incurred by a director in enforcing his or her rights if the Bank fails to pay its obligations, or challenges the agreements, after a change in control.

Director Stock Options.    From time to time in the past we have granted options to our directors under our Nonstatutory Stock Option Plan. Each stock option gives the director to whom it was granted the right to buy shares of our common stock during a stated period of time (ordinarily ten years) at a fixed price per share that is equal to the market value of our stock on the date the option is granted. A director’s options generally continue in effect for their remaining terms following termination of his or her service as a result of retirement after age 62, after at least five years of service, after a change in control of the Bank, or as a result of his or her disability. They will continue in effect for 12 months following a director’s death. Options terminate immediately upon any other termination of a director’s service. Option grants do not include any performance-based conditions. As described above under the caption “Plan Based Compensation,” during 2007 our shareholders approved a new Omnibus Equity Plan which replaced the Nonstatutory Stock Option Plan as well as our Incentive Stock Option Plan. The new plan authorizes the grant of nonqualified stock options and restricted stock awards to our non-employee directors in a manner similar to that described in the discussion of the plan above. Because the new plan replaced the two existing plans, no additional awards will be made under the old plans. However, the Nonstatutory Stock Option Plan remains in effect with respect to stock options that had been granted prior to approval of the new plan.

No new stock options or any restricted stock awards were granted to our directors during 2007, and none of our directors exercised any previously granted options. The numbers of shares covered by stock options held by our outside directors on December 31, 2007, are listed in the footnotes to the Director Compensation Table below.

Death Benefits.    The Bank maintains a Split-Dollar Plan under which it has purchased insurance policies on the lives of each of our outside directors. The policies are owned by the Bank. Under the plan, upon a director’ death while serving as a director or following retirement at age 65, a portion of the total death benefits under the insurance policy on his life will be paid to the director’s beneficiary. The amount that will be paid to each director’s beneficiary will be equal to the lesser of $75,000 or the “net death proceeds” of the policy. The “net death proceeds” of a policy will equal the total death benefit payable under the policy minus the cash surrender value of the policy. The Bank will receive the remainder of the death benefits from each director’s policy, including the full cash surrender value of the policy. We expect that the portion of the death proceeds paid to the Bank will reimburse it in full for its life insurance investment. During 2004, the Bank made one-time premium payments on the policies as follows: Walter Lee Crouch, Jr.—$104,520; Windell Daniels—$70,093; Craig S. Relan—$73,529; Jerry D. Sellers—$114,905; and Walter O. Winter—$96,153.

The Bank may terminate the plan as to any director prior to his or her death, disability or 65th birthday, and a director’s rights and interests in the plan will be forfeited if the director’s service terminates before age 65 for reasons other than his or her death, disability or a leave of absence approved by the Board. Once a director reaches age 65, or if a director becomes disabled, the Bank will be obligated to keep policies on his life in effect. If the Bank terminates the plan, each director may purchase the policies on his life from the Bank for an amount equal to their cash surrender value.

Director Compensation for 2007

The following table summarizes the compensation paid or provided to our outside directors for 2007.

2007 DIRECTOR COMPENSATION

Name (1)	Fees Earned or Paid in Cash (2)	Option Awards (3)	Nonqualified Deferred Compensation Earnings (4)	All Other Compensation (5)	Total
Walter Lee Crouch, Jr.	$9,600	$-0-	$383	$-0-	$9,983
Windell Daniels	9,600	-0-	383	-0-	9,983
Becky Parker O’Daniell (6)	800	-0-	-0-	-0-	800
Craig S. Relan	9,600	-0-	308	-0-	9,908
Jerry D. Sellers	9,600	-0-	383	-0-	9,983
John Davie Waggett (6)	8,000	-0-	363	-0-	8,363
Walter O. Winter	9,600	-0-	-0-	-0-	9,600

(1)	Cameron Coburn is not listed in the table. He is compensated as an officer and employee of the Bank and does not receive any separate cash compensation for his services as a director.
(2)	Includes amounts of fees deferred at each director’s election under their Elective Income Deferral Agreements.
(3)

All outstanding stock options held by our outside directors are fully vested and exercisable. As a result, we did not recognize any compensation expense for those options in our financial statements for 2007 under SFAS 123R. On December 31, 2007, our outside directors held stock options covering the following aggregate numbers of shares: Mr. Crouch - 24,184 shares; Mr. Daniels—24,184 shares; Mr. Relan—24,184 shares; and Mr. Sellers—6,890 shares; and Mr. Winter—24,184 shares. Mr. Daniels died during April 2008. Under the option plan, his options will continue in effect for a period of 12 months. Mr. Waggett held options for 6,890 shares which were forfeited upon his resignation as a director during November 2007. Stock options held by Mr. Coburn are described in the table under the heading “Outstanding Equity Awards at 2007 Year End.”

(4)	Reflects the portions of the total interest credited by the Bank on its books for 2007 to directors’ accounts under their Elective Income Deferral Agreements that may be considered to be “above-market.” Ms. O’Daniell and Mr. Winter do not participate in the plan.
(5)	As described in the discussion above, our outside directors, other than Ms. O’Daniell, are covered by split-dollar life insurance policies that are owned by the Bank and for which it paid lump-sum premiums during 2004. No premiums were paid on those policies during 2007, and no amounts related to those policies are included in the table.
(6)	Ms. O’Daniell was appointed as a director during December 2007. Mr. Waggett resigned from the Board during November 2007.

TRANSACTIONS WITH RELATED PERSONS

Our Policy

Our Board of Directors has adopted a written policy under which our Corporate Governance Committee reviews and approves certain transactions, arrangements or relationships in which we or the Bank are a participant and in which any of our “related persons” has a material interest. Our related persons include our directors, nominees for election as directors, executive officers, beneficial owners of more than 5% of a class of our common stock, and members of the immediate family of one of those persons.

Except as described below, the policy covers any transactions, arrangement or relationships, or series of transactions, arrangements or relationships, that are required to be disclosed in our proxy statement under rules of the Securities and Exchange Commission (in general, those in which the dollar amount involved exceeds or will exceed an aggregate of $120,000, including all periodic payments).

The transactions covered by the policy generally include loans, but does not cover loans made by the Bank in the ordinary course of its business that are subject to banking regulations related to “insider loans” and that are required to be approved by a majority of the Bank’s Board of Directors. The policy also does not cover the Bank’s provision of services as a depositary of funds or similar banking services in the ordinary course of its business, or compensation paid to our executive officers that has been reviewed and approved, or recommended to our Board of Directors for approval, by our Corporate Governance Committee.

In its review of related person transactions the policy provides that the Committee should exercise independent judgment and should not approve any proposed transaction unless and until it has concluded to its satisfaction that the transaction:

•	has been or will be agreed to or engaged in on an arm’s-length basis,

•	is to be made on terms that are fair and reasonable to us, and

•	is in our best interests.

Related Person Transactions During 2007

There were no transactions with our related persons during 2007 that were required to be approved by our Corporate Governance Committee. The Bank has had, and expects to have in the future, banking transactions in the ordinary course of its business with certain of our current directors, nominees for director, executive officers, and our other related persons. Except as described below, all loans included in those transactions during 2007 were made in the ordinary course of the Bank’s business on substantially the same terms, including interest rates, repayment terms and collateral, as those prevailing at the time the loans were made for comparable transactions with other persons, and those loans did not involve more than the normal risk of collectibility or present other unfavorable features.

Prior to his resignation as a director in November 2007, J. Davie Waggett had entered into three real estate development loans with the Bank during 2005 and 2006 which were made in the ordinary course of the Bank’s business on substantially the same terms as those prevailing at the time the loans were made for comparable transactions with other persons. In December 2007, following his resignation, Mr. Waggett’s outstanding loans totaling approximately $3.4 million were restructured to provide a reduced interest rate and interest-only payments until maturity, which for all three loans is December 2008.

BENEFICIAL OWNERSHIP OF OUR COMMON STOCK

Principal Shareholders

The following table describes the beneficial ownership of our common stock by persons who we believe own, beneficially or of record, 5% or more of our outstanding shares. Numbers of shares beneficially owned are based on each person’s most recent report filed with the SEC as of the Record Date.

Name and address of beneficial owner	Amount and nature of beneficial ownership	Percent of class (1)
Cameron Coburn 1117 Military Cutoff Road Wilmington, North Carolina 28405	227,197(2)	5.82%

The Banc Funds Company, LLC 20 North Wacker Drive, Suite 3300 Chicago, Illinois 60606	198,533(3)	5.17%

Maurice J. Koury Post Office Box 850 Burlington, North Carolina 27216	348,690(4)	9.08%

River Oaks Capital LLC 1905 East Wayzata Blvd., Suite 140 Wayzata, Minnesota 55391	343,150(5)	8.93%

Sandler O’Neill Asset Management LLC 780 Third Avenue, 5th Floor New York, New York 10017	276,000(6)	7.18%

(1)	Percentages are calculated based on 3,841,785 total outstanding shares plus, in the case of Mr. Coburn, the number of additional shares that he could purchase pursuant to stock options that he could exercise within 60 days following the Record Date.
(2)	Includes 64,348 shares Mr. Coburn could purchase pursuant to stock options that he could exercise within 60 days following the Record Date, and with respect to which shares he may be considered to have sole investment power only.
(3)	The holder’s most recent Schedule 13G amendment filed jointly with the SEC by Banc Fund V, L.P., Banc Fund VI, L.P. and Banc Fund VII, L.P. states that the shares are held by Banc Fund VI L.P., that The Banc Funds Company, LLC, is the general partner of MidBanc VI L.P. which is the general partner of that entity, and that Charles J. Moore, as its manager and controlling member, has voting and dispositive power over all the listed shares.
(4)	The holder’s most recent Schedule 13D amendment filed jointly with the SEC by the holder, The Maurice and Ann Koury Charitable Trust (the “Trust”), The Maurice J. Koury Foundation, Inc. (the “Foundation”), Robert Isser, Mort Neblett, Miltom E. Petty, James S. Mahan III, David Lucht, Haywood Cochrane, Jr. and Scott C. Sullivan states that 206,022 shares are held by him with sole voting and dispositive power, and that he may be deemed to beneficially own 127,626 shares held by The Trust and 5,250 shares held by The Foundation. Mr. Miltom E. Petty may be deemed to own beneficially the 5,250 shares held by the Foundation. Mr. Isser individually holds 4,662 shares and his spouse holds 330 shares of which Mr. Isser disclaims beneficial ownership and Mr. Isser’s grandson holds 100 shares of the Company’s outstanding common stock. Mr. Neblett holds 3,000 shares, Mr. Sullivan holds 1,250 shares, Mr. Lucht holds 150 shares, Mr. Cochrane holds 150 shares and Mr. Mahan holds 150 shares of the Company’s outstanding common stock.
(5)	The holder’s most recent Schedule 13G amendment filed with the SEC states that the shares are held by River Oaks Financial Fund LP which it manages.
(6)	The holders’ Schedule 13D filed jointly with the SEC by the holder, SOAM Holdings, LLC (“SOAM Holdings”), Malta Partners, L.P. (“MP”), Malta Hedge Fund, L.P. (“MHF”), Malta Hedge Fund II, L.P. (“MHFII”), Malta Offshore, Ltd. (“MO”), SOAM Capital Partners, L.P. (“SCP”) and Terry Maltese states that (a) the shares are held by MP (16,600 shares), MHF (25,600 shares), MHFII (139,400 shares), MO (43,400 shares), and SCP (51,000 shares) and that it may be deemed to beneficially own the shares as the management company for each of these five partnerships, (b) as sole general partner of MP, MHF and MHFII, SOAM Holdings also may be deemed to beneficially own the shares held by these three partnerships, and (c) the holder’s President, Terry Maltese, who also serves as President of SOAM Holdings, also may be deemed to beneficially own the shares held by all five partnerships.

Directors and Officers

The following table describes the beneficial ownership of our common stock on the Record Date for the Annual Meeting by our current directors, nominees for election as directors, and named certain executive officers, individually, and by all of our current directors and executive officers as a group.

Name of beneficial owner	Amount and nature of beneficial ownership (1)	Percent of class (2)
Lynn M. Burney	47,321	1.22%
Cameron Coburn	227,197	5.82%
Walter Lee Crouch, Jr.	104,388	2.71%
R. James MacLaren	24,712	0.64%
Betty V. Norris	50,433	1.30%
Becky Parker O’Daniell	125	*
Craig S. Relan	33,830	0.88%
Jerry D. Sellers	11,250	0.29%
A. Mark Tyler	8,760	0.23%
Walter O. Winter	33,657	0.88%
All current directors and executive officers as a group (11 people)	552,354	13.64%

(1)	Except as otherwise noted, and to the best of our knowledge, the individuals named and included in the group exercise sole voting and investment power with respect to all listed shares. Individuals named and included in the group exercise shared voting and investment power with respect to certain of the listed shares as follows: Ms. Burney—1,203 shares; Mr. MacLaren—6,946 shares; Ms. Norris—5,098 shares; all individuals included in the group—13,346 shares. The listed shares include the following numbers of shares that could be purchased pursuant to stock options granted under our stock option plans that could be exercised within 60 days following the Record Date and with respect to which shares the individuals named and included in the group may be considered to exercise sole investment power only: Ms. Burney and Ms. Norris—44,787 shares each; Mr. Coburn—64,348 shares; Mr. Crouch—5,925 shares and Mr. Relan—24,184 shares; Mr. Sellers—6,890 shares; Mr. MacLaren—7,061 shares; Mr. Tyler—5,167 shares; and all individuals included in the group—208,833 shares. Shares listed for certain of the named individuals have been pledged to other banks as security for loans as follows: Mr. Crouch—27,181 shares.
(2)	Percentages are calculated based on 3,841,785 total outstanding shares plus, in the case of each named individual and the group, the number of additional shares that could be purchased by that individual or by persons included in the group pursuant to stock options that could be exercised within 60 days following the Record Date. An asterisk indicates less than .01%.

Section 16(a) Beneficial Ownership Reporting Compliance

Our directors and executive officers are required by Federal law to file reports with the Securities and Exchange Commission regarding the amounts of and changes in their beneficial ownership of our common stock. Based on our review of copies of those reports, our Proxy Statements are required to disclose failures to report shares beneficially owned or changes in beneficial ownership, and failures to timely file required reports, during previous years. It has come to our attention that the initial report of beneficial ownership of our director, Becky Parker O’Daniell, inadvertently was not filed when she was first appointed as a director during December 2007. The report was filed promptly after it was discovered that it had been overlooked.

PROPOSAL 2:    RATIFICATION OF INDEPENDENT ACCOUNTANTS

Appointment of Independent Accountants

Our Audit Committee has selected our current independent accounting firm, Dixon Hughes PLLC, to serve as our independent accountants for 2008. The Committee’s charter gives it the responsibility and authority to select and appoint our independent accountants and to approve their compensation and the terms of the engagement under which they provide services to us. Our shareholders are not required by our Bylaws or the law to ratify the Committee’s selection. However, we will submit a proposal to ratify the appointment of Dixon Hughes PLLC for 2008 for voting by shareholders at the Annual Meeting as a matter of good corporate practice and as a way for shareholders to be heard in the selection process. Representatives of Dixon Hughes PLLC are expected to attend the Annual Meeting and be available to respond to appropriate questions, and they will have the opportunity to make a statement if they desire to do so. If our shareholders do not ratify the Audit Committee’s selection, the Committee will reconsider its decision, but it could choose to reaffirm its appointment of Dixon Hughes PLLC. Even if our shareholders vote to ratify the Committee’s selection, during the year the Committee could choose to appoint different independent accountants at any time if it determines that a change would be in our best interests.

Our Board of Directors recommends that you vote “FOR” Proposal 2. To be approved, the number of votes cast in person and by proxy at the Annual Meeting in favor of the proposal must exceed the number of votes cast against it.

Services and Fees During 2007 and 2006

Under our Audit Committee’s current policies and procedures, all audit services and other services provided by our independent accountants must be pre-approved by the full Committee or, in the case of a need for routine non-audit services that arises between meetings of the Committee, by its Chairman under authority delegated to him by the Committee. The Chairman reports his approval of any such non-audit services to the full Committee at its next regularly scheduled meeting. All audit and other services provided to us by our independent accountants during or for 2007 were pre-approved pursuant to the Committee’s procedures.

Our Audit Committee considers whether the provision of non-audit services by our independent accounting firm is compatible with maintaining its independence. The Committee believes that the provision of non-audit services by Dixon Hughes PLLC during 2007 did not affect its independence.

The following table lists the aggregate amounts of fees paid to Dixon Hughes PLLC for audit services for 2007 and 2006 and for other services they provided during 2007 and 2006.

Type of Fees and Description of Services	2007	2006
Audit Fees, including audits of our consolidated financial statements and reviews of our condensed interim consolidated financial statements included in our Quarterly Reports on Form 10-Q	$77,296	$64,000

Audit-Related Fees, including consultation regarding general accounting and, during 2007, management’s testing of internal controls	20,095	4,446

Tax Fees, including, for both years, reviews of our consolidated federal and related state income tax returns, and, for 2007 only, additional consultation on tax matters	13,250	8,075

All Other Fees	-0-	-0-

PROPOSALS FOR 2009 ANNUAL MEETING

Any proposal of a shareholder, other than a nomination for election as a director, which is intended to be presented for action at our 2009 Annual Meeting must be received by our Corporate Secretary in writing at our address listed below no later than March 11, 2009, to be considered timely received for inclusion in the proxy statement and form of appointment of proxy that we will distribute in connection with that meeting. In order for a proposal to be included in our proxy materials for a particular meeting, the person submitting the proposal must own, beneficially or of record, at least 1% or $2,000 in market value, whichever is less, of shares of our common stock entitled to be voted on that proposal at the meeting, and must have held those shares for a period of at least one year and continue to hold them through the date of the meeting. Also, the proposal and the shareholder submitting it must comply with certain other eligibility and procedural requirements contained in rules of the Securities and Exchange Commission.

Written notice of a shareholder proposal (other than a nomination) intended to be presented at our 2009 Annual Meeting, but which is not intended to be included in our proxy statement and form of appointment of proxy, must be received by our Corporate Secretary at our address listed below no later than May 31, 2009, in order for that proposal to be considered timely received for purposes of the Proxies’ discretionary authority to vote on other matters presented for action by shareholders at that meeting.

Our Bylaws provide that, subject to certain conditions, at any meeting of our shareholders at which directors will be elected a person may be nominated for election as a director by any shareholder who is entitled to vote in the election of directors at that meeting. Under the Bylaws, for nominations other than those made by our Board of Directors or a committee of the Board to be eligible for consideration at an Annual Meeting, they must be submitted in writing to our Corporate Secretary at the address listed below not less than 60 days nor more than 90 days prior to the first anniversary of the preceding year’s Annual Meeting. However, if the date of the Annual Meeting at which a nomination is intended to be made is advanced by more than 30 days or delayed by more than 60 days from that anniversary date, the shareholder’s written notice must be delivered not earlier than the 90th day prior to the date of the Annual Meeting and not later than the close of business on the later of the 60th day prior to the Annual Meeting or the tenth day following the date on which public announcement of the date of the meeting is first made.

The required notice of a nomination must include: (1) the names and addresses of the shareholder who intends to make the nomination and of the beneficial owner, if any, on whose behalf the nomination is made, and of the person to be nominated; (2) the class and number of shares of our stock that are owned beneficially and of record by the shareholder and any such beneficial owner, and a representation that the shareholder intends to appear in person or by proxy at the meeting to nominate the person specified in the notice; (3) a description of all arrangements or understandings between the shareholder and the nominee and any other persons (naming those persons) pursuant to which the nomination is to be made by the shareholder; (4) all other information regarding the nominee that would be required to be included in a proxy statement filed under the proxy rules of the Securities and Exchange Commission if the nominee had been nominated by our Board; and (5) the written consent of the nominee to serve as a director if elected. Only persons who are nominated in the manner described in our Bylaws are eligible to be elected as directors at meetings of our shareholders, and the Chairman of a meeting of our shareholders may refuse to acknowledge a nomination that is not made in compliance with the required notice procedure.

The notices described above should be mailed to:

Cape Fear Bank Corporation

Attention: Corporate Secretary

1117 Military Cutoff Road

Wilmington, North Carolina 28405

ANNUAL REPORT ON FORM 10-K

We are subject to the reporting requirements of the Securities Exchange Act of 1934 and we file periodic reports and other information, including proxy statements, annual reports and quarterly reports, with the Securities and Exchange Commission. You may review information that we file electronically with the SEC on the SEC’s Internet website at www.sec.gov or on the Bank’s Internet website www.capefearbank.com.

A copy of our 2007 Annual Report on Form 10-K as filed with the Securities and Exchange Commission will be provided without charge upon the written request of any shareholder entitled to vote at the Annual Meeting. Shareholder requests for copies should be directed to Betty V. Norris, Chief Financial Officer, Cape Fear Bank Corporation, 1117 Military Cutoff Road, Wilmington, North Carolina 28405 (telephone 910-509-2000).

ANNEX I—CERTAIN INFORMATION REGARDING PARTICIPANTS

IN THE COMPANY’S SOLICITATION OF PROXIES

The following table sets forth the name, principal business address and the principal occupation, and the name, principal business and address of any corporation or other organization in which their employment is carried on, of our directors, nominees, officers and employees who, under the rules of the Securities and Exchange Commission, are considered to be “participants” in our solicitation of proxies. For additional information concerning each of our directors and nominees, see “Proposal 1—Election of Directors” in this proxy statement.

Name	Business Address	Principal Occupation
Cameron Coburn	1117 Military Cutoff Road Wilmington, North Carolina 28405	Chairman, President and Chief Executive Officer

Walter Lee Crouch, Jr.	1117 Military Cutoff Road Wilmington, North Carolina 28405	Realtor/broker, Intracoastal Realty Corporation 523 Causway Drive Wrightsville Beach, NC 28480

Becky Parker O’Daniell	1117 Military Cutoff Road Wilmington, North Carolina 28405	President and Chief Financial Officer of restaurant operator Atlantic Quest Corporation 209 Englewood Drive Wilmington, NC 28409; certified public accountant

Craig S. Relan	1117 Military Cutoff Road Wilmington, North Carolina 28405	Private investor; retired Vice President and General Manager, Digital Systems Research (1988 to 1996)

Jerry D. Sellers	1117 Military Cutoff Road Wilmington, North Carolina 28405	Partner, Sellers Tile Co., Inc. 2027 Capital Drive Wilmington, NC 28405

Walter O. Winter	1117 Military Cutoff Road Wilmington, North Carolina 28405	Real estate investor; retired engineer, General Electric Corporation (1963 to 1996)

Betty V. Norris	1117 Military Cutoff Road Wilmington, North Carolina 28405	Senior Vice President and Chief Financial Officer

Lynn M. Burney	1117 Military Cutoff Road Wilmington, North Carolina 28405	Senior Vice President and Chief Operations Officer

R. James MacLaren	1117 Military Cutoff Road Wilmington, North Carolina 28405	Senior Vice President and Chief Credit Officer

A. Mark Tyler	1117 Military Cutoff Road Wilmington, North Carolina 28405	Senior Vice President and Chief Banking Officer

Information Regarding Ownership of the Company’s Securities by Participants

The number of shares of Common Stock held by the participants listed above, as of July 11, 2008, is set forth in “Beneficial Ownership of Our Common Stock” in this proxy statement.

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Information Regarding Transactions in the Company’s Securities by Participants

The following table sets forth all transactions that may be deemed purchases or sales of the Company’s Common Stock by the participants since July 11, 2006.

Name	Date	Number of Shares	Transaction Type
Walter Lee Crouch, Jr.	06/29/07	4,970	(1)
	03/12/08	18,259	(2)

Becky Parker O’Daniell	03/10/08	125	(3)

Walter O. Winter	06/29/07	1,602	(1)
	01/15/08	24,184	(2)

Cameron Coburn	06/05/07	245	(3)
	06/29/07	11,256	(1)
	01/15/08	12,058	(2)
	03/06/08	20,989	(2)

Jerry D. Sellers	06/05/07	453	(3)
	06/29/07	536	(1)

Betty V. Norris	06/29/07	2,398	(1)

Lynn M. Burney	06/29/07	2,249	(1)

Craig S. Relan	06/29/07	1,610	(1)

R. James MacLaren	06/05/07	219	(3)
	06/29/07	1,129	(1)

A. Mark Tyler	06/29/07	404	(1)

(1)	Shares acquired pursuant to 5% stock dividend issued on June 29, 2007.
(2)	Shares acquired pursuant to exercise of options.
(3)	Open market or private purchase.

Miscellaneous Information Regarding Participants

Except as described in this Annex I or the proxy statement, to our knowledge, none of the participants (i) beneficially owns (within the meaning of Rule 13d-3 under the Exchange Act), directly or indirectly, any shares or other securities of our Company or any of our subsidiaries, (ii) has purchased or sold any of such securities within the past two years or (iii) is, or within the past year was, a party to any contract, arrangement or understanding with any person with respect to any such securities. Except as disclosed in this Annex I or the proxy statement, to our knowledge, none of the participants’ associates beneficially owns, directly or indirectly, any of our securities. Other than as disclosed in this Annex I or the proxy statement, to our knowledge, neither we nor any of the participants has any substantial interests, direct or indirect, by security holding or otherwise, in any matter to be acted upon at the annual meeting or is or has been within the past year a party to any contract, arrangement or understanding with any person with respect to any of our securities, including, but not limited to, joint ventures, loan or option agreements, puts or calls, guarantees against loss of guarantees of profit, division of losses or profits or the giving or withholding of proxies. To our knowledge, none of us, the participants or any of their associates has had or will have a direct or indirect material interest in any transaction or series of similar transactions since the beginning of our last fiscal year or any currently proposed transactions, or series of similar transactions, to which we or any of our subsidiaries was or is to be a party in which the amount involved exceeds $120,000.

Other than as set forth in this Annex I or the proxy statement, to our knowledge, none of us, any of the participants or any of their associates has any arrangements or understandings with any person with respect to any future employment by us or our affiliates or with respect to any future transactions to which we or any of our affiliates will or may be a party.

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REVOCABLE PROXY